                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 0-28491

                              XPEDIOR INCORPORATED
             (Exact name of registrant as specified in its charter)

                           One North Franklin Street
                                   Suite 1500
                            Chicago, Illinois 60606
                                  312.251.2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $.01 Per Share
            (Title of each class of securities covered by this Form)

                                      None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12(g)-4(a)(1)(i)     [X]    Rule 12h-3(b)(1)(ii)    [ ]
          Rule 12(g)-4(a)(1)(ii)    [ ]    Rule 12h-3(b)(2)(i)     [ ]
          Rule 12(g)-4(a)(2)(i)     [ ]    Rule 12h-3(b)(2)(ii)    [ ]
          Rule 12(g)-4(a)(2)(ii)    [ ]    Rule 15d-6              [ ]
          Rule 12h-3(b)(1)(i)       [X]

     Approximate number of holders of record as of the certification or notice date: 107

     Pursuant to the requirements of the Securities Exchange Act of 1934, Xpedior Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    XPEDIOR INCORPORATED

Date:  March 23, 2001               By:   /s/ Thomas E. Werner
                                          --------------------------
                                    Name:    Thomas E. Werner
                                    Title:   Senior Vice President and
                                             Chief Financial Officer